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                                                                    Exhibit 3(b)

                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                           PINNACLE DATA SYSTEMS, INC.

     Article Tenth of the Company's Amended and Restated Articles of Incorporation is amended as follows:

     TENTH: Notwithstanding any provision of the Ohio Revised Code, ss.ss.1701.01 to 1701.98, inclusive, now or hereafter in force, requiring for the authorization or taking of any action the vote or consent of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by law or these Articles of Incorporation, shall be authorized or taken by the vote or consent of the holders of shares entitling them to exercise at least 75% of the voting power of the Corporation or of such class or classes of shares thereof; provided, however, that such 75% voting requirement shall not be applicable if the Corporation's Board of Directors shall have approved such action by a resolution adopted by at least two-thirds of the members of the Board of Directors, in which case such action may be approved by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes thereof.

     Article Fourth of the Company's Amended and Restated Articles of Incorporation is amended as follows to increase the number of authorized common shares from 5,000,000 to 10,000,000 and to authorize a class of preferred shares consisting of 4,000,000 authorized shares:

     FOURTH: The maximum number of shares which the Corporation is authorized to have outstanding is fourteen million (14,000,000), which shall be divided into two classes consisting of ten million (10,000,000) common shares, without par value ("Common Shares"), and four million (4,000,000) preferred shares, without par value ("Preferred Shares"). The express terms of the shares of each class are as follows:

          (a) Common Shares. The Common Shares shall be subject to the terms of the Preferred Shares and the express terms of any series thereof. Each of the Common Shares shall be equal to each of the other Common Shares, and the holders thereof shall be entitled to one vote for each of the Common Shares on all questions presented to the holders of the Common Shares. Subject to any rights to receive dividends to which the holders of the Preferred Shares outstanding may be entitled, if any, the holders of the Common Shares shall be entitled to receive dividends only when and as declared from time to time by the board of directors in amounts not exceeding those permitted by the laws of the State of Ohio.
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          (b) Preferred Shares. Preferred Shares may be issued from time to time in one or more series. Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the board of directors as hereinafter provided, and each of the shares of each of the series shall be identical with all other shares of such series. Subject to the provisions of this paragraph (b), which provisions shall apply to all of the Preferred Shares, the board of directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

               (1) the designation of the series, which series may be designated by number, letter, or title;

               (2) the number of shares of the series, which number the board of directors may from time to time (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

               (3) dividend or distribution rights, which may be cumulative or noncumulative; at a specified rate, amount, or proportion; with or without further participation rights; and in preference to, junior to, or on a parity in whole or in part with dividend or distribution rights of shares of any other class;

               (4) liquidation rights, preferences and prices;

               (5) redemption rights and price;

               (6) sinking fund requirements, which may require the Corporation to provide a sinking fund out of earnings or otherwise for the purchase or redemption of the shares or for dividends or distributions on them;

               (7) voting rights, which may be full, limited or denied, except as otherwise required by law;

               (8) preemptive rights, or the denial or limitation of them;

               (9) conversion rights;

               (10) restrictions on the issuance of shares;

               (11) rights of alteration of express terms; and

               (12) such other terms as the board of directors may by law from time to time be permitted to fix or change.
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               The board of directors is authorized to adopt from time to time amendments to the Amended and Restated Articles of Incorporation fixing or changing, with respect to each such series, the matters described in the preceding clauses (1) to (12) of this paragraph (b).